UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): January 4, 2017

HOUSTON AMERICAN ENERGY CORP.

(Exact name of registrant as specified in Charter)

Delaware	1-32955	76-0675953
(State or other jurisdiction of	(Commission	(IRS Employer
incorporation or organization)	File No.)	Identification No.)

801 Travis St., Suite 1425

Houston, Texas 77002

(Address of Principal Executive Offices)(Zip Code)

713-222-6966

(Issuer Telephone number)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On January 4, 2017, Houston American Energy Corp. (“Houston American”) entered into a Participation Agreement (the “Participation Agreement”) with Founders Oil and Gas III, LLC (“Founders”).

Pursuant to the Participation Agreement, Houston American agreed to acquire from Founders, and Founders agreed to sell to Houston American, a 25% working interest (subject to a 5% back-in after project payout in favor of the prospect generator, to be borne proportionately among the working interest owners) in approximately 800 acres comprising the Johnson and O’Brien leases in Reeves County, Texas (the “Prospect”). Houston American agreed to pay a purchase price for the interest in the Prospect of $5,500 per net mineral acre, or an aggregate of $1.1 million (the “Purchase Price”).

Completion of the acquisition is subject to standard closing condition, including Houston American’s ability to secure necessary financing to pay the Purchase Price by no later than February 28, 2017 and execution, at closing, of a Joint Operating Agreement pursuant to which Founders will act as operator of the Prospect.

The foregoing is qualified in its entirety by reference to the Participation Agreement filed herewith as Exhibit 10.1.

Item 7.01. Regulation FD Disclosure.

On January 4, 2017, Houston American issued a press release announcing the execution of the Participation Agreement and posted an investor slide presentation on its website. The press release and slide presentation are attached to this Current Report on Form 8-K as Exhibits 99.1 and 99.1.

In accordance with General Instruction B.2 of Form 8-K, the information set forth in this Item 7.01, including Exhibits 99.1 and 99.2, is furnished pursuant to Item 7.01 and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities under that section, nor shall such information be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits

	10.1	Participation Agreement, dated January 4, 2017, with Founders Oil and Gas III, LLC
	99.1	Press release, dated January 4, 2017, regarding Founders Oil and Gas III, LLC Participation Agreement
	99.2	Investor slide presentation

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

HOUSTON AMERICAN ENERGY CORP.

Dated: January 4, 2017
	By:	/s/ John P. Boylan
John P. Boylan, President

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